Exhibit 99.1

Crestwood Midstream Partners LP Announces

Fourth Quarter and Year End 2011 Results and 2012 Outlook

Record Fourth Quarter and Full Year EBITDA and Gathering Volumes

HOUSTON, TEXAS, February 28, 2012—Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood” or the “Partnership”) reported today its fourth quarter and year end 2011 financial results.

Fourth Quarter and Year Ended Summary Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except as noted)	2011	2010	2011	2010
Net income	$12,342	$6,339	$45,003	$34,872
Net income, adjusted	$12,561	$14,215	$49,782	$42,748
Net income per unit (diluted basis)	$0.24	$0.18	$1.00	$1.03
Adjusted net income per unit (diluted basis)	$0.25	$0.43	$1.13	$1.28
Weighted average number of units outstanding (diluted basis)	39,641	31,211	37,320	31,316
Adjusted EBITDA	$30,437	$22,341	$109,962	$76,549
Adjusted distributable cash flow	$23,357	$17,527	$87,825	$63,301
Volumes gathered (MMcf)	60,863	36,520	208,146	125,317
Volumes processed (MMcf)	13,644	11,584	52,613	46,660

2011 Highlights

Crestwood delivered record Adjusted EBITDA of $30.4 million in the fourth quarter 2011 and $110.0 million for the full year 2011, representing a 36% increase over the fourth quarter 2010 and a 44% increase over the full year 2010. Fourth quarter and full year 2011 gathering volumes were 662 million cubic feet per day (“MMcf/d”) and 570 MMcf/d, up 67% and 66%, respectively, as compared to the same periods in 2010. Fourth quarter and full year 2011 processing volumes were 148 MMcf/d and 144 MMcf/d, an increase of 18% and 13%,

-more-

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respectively, when compared to the same periods in 2010. Crestwood’s natural gas processing plants produced an average of approximately 18,000 barrels per day of natural gas liquids (“NGLs”) in 2011.

Adjusted distributable cash flow for the full year 2011 was a record $87.8 million, an increase of 39% from the $63.3 million recorded in 2010. Adjusted distributable cash flow for the fourth quarter 2011 was $23.4 million providing 1.13 times coverage, while distributions paid for the fourth quarter 2011 were up 14% over the fourth quarter 2010. Adjusted net income was up 16% for the full year 2011, and down 12% for the fourth quarter 2011 as compared to the same periods last year.

The significant increase in gathering volumes in 2011 was led by Crestwood’s operations in the Barnett Shale region which improved 27% and 38%, respectively, for the fourth quarter and full year 2011 compared to the same periods in 2010, and the partial year contributions from the gathering systems acquired in the Fayetteville Shale, Granite Wash and the Haynesville/Bossier Shale during 2011. Crestwood’s rich gas systems, the Cowtown system located in the Barnett Shale and the Granite Wash system located in the Texas Panhandle, contributed approximately 53% of total revenue during 2011. For the full year 2011, Crestwood connected 167 new wells to systems owned or acquired during 2011, increasing Crestwood’s total cumulative well count to approximately 1,200 wells across all eleven gathering systems in five different shale plays.

“We achieved all of our goals in 2011 including geographic and customer diversification, record adjusted EBITDA and record adjusted distributable cash flow, which led to a broader operating platform and solid distribution growth. We also completed important system expansion projects and improved operational efficiency while we integrated numerous acquisitions throughout the year. When combined with the recently announced Antero Marcellus Shale acquisition, Crestwood is now well positioned in some of the best shale plays in North America,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. Despite declining natural gas prices during much of 2011, Crestwood delivered solid performance compared to guidance. Although we missed the low end of our volume guidance by 3%, we achieved the low end of EBITDA guidance at $110 million on 45% lower capital expenditures than forecasted due to delayed projects in the Fayetteville Shale and Granite Wash.”

“In another high-growth year, we spent $462 million on acquisitions, expansion projects and maintenance capital in 2011, and funded these expenditures by raising $415 million in the debt and equity capital markets. As of December 31, 2011, our liquidity was approximately $150 million which was increased in early January 2012 with a successful $103 million follow-on equity offering. Due to continued weakness in natural gas prices, we will adjust our 2012

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strategy to focus on rich gas shale plays, monitor our systems which gather predominately dry gas for consolidation opportunities and look for exceptional greenfield investment opportunities with visible long term growth potential,” stated Phillips.

2012 Outlook

In developing Crestwood’s plans for 2012, we have taken into account continued softness in natural gas prices, information provided to us by our producers regarding their current 2012 development plans and general industry trends with drilling rig activity focused on rich gas plays and crude oil developments. On the basis of the information available to us, which is subject to change as our producers further refine their 2012 development plans, Crestwood anticipates average 2012 gathering volumes in the range of 650 MMcf/d to 700 MMcf/d, delivering 2012 adjusted EBITDA in the range of $125 million to $135 million. Capital spending in 2012 is expected to be in the range of $35 million to $40 million, including maintenance capital of approximately $7 million to $8 million.

Key elements of our 2012 plan include (i) flat year over year volumes in the Barnett segment with a shift of producer activity to the liquids rich Cowtown area where we benefit from higher contract fees for gathering and processing services, and (ii) a full year contribution of volumes and revenues from the Fayetteville, Granite Wash and Sabine Systems compared to partial year contributions for each of the systems acquired in 2011. This guidance does not include any impact from the Antero Marcellus Shale acquisition expected to close in March 2012 or the Tygart Valley Pipeline System project which has been postponed until 2013 due to delays in area producer development plans. The previously announced Memorandum of Understanding between Crestwood and Mountaineer Keystone LLC has been extended until January 31, 2013. As a result, construction on this planned $70 million pipeline project is expected to commence in early 2013, with a planned in-service date during the third quarter of 2013.

Fourth Quarter 2011 Operating Performance

Operating revenues totaled $59.3 million for the fourth quarter 2011, compared to $31.3 million for the fourth quarter 2010. The increase was attributable to a 17% increase in Barnett segment revenues from higher Alliance System volumes and a $19.6 million contribution from the Fayetteville and Granite Wash segments. Revenues from the Sabine System in the Haynesville/Bossier Shale acquired on November 1, 2011, totaled $1.9 million during the fourth quarter 2011.

Gathering volumes for the fourth quarter 2011 averaged 662 MMcf/d, as compared to 619 MMcf/d and 397 MMcf/d gathered during the third quarter 2011 and fourth quarter 2010, respectively. Gathering volumes in the Barnett segment were 504 MMcf/d, flat with the third

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quarter 2011, and 27% higher than the fourth quarter 2010. Gathering volumes from the Fayetteville and Granite Wash segments totaled 107 MMcf/d for the fourth quarter 2011, a 6% increase over the third quarter 2011. Crestwood connected 34 wells across all systems in the fourth quarter 2011, compared to 61 wells in the third quarter 2011, reflecting a slowdown in drilling and completion activity in the Barnett Shale and Fayetteville Shale dry gas areas.

Operations and maintenance (“O&M”) expenses totaled $10.1 million in the fourth quarter 2011, compared with $5.7 million in the fourth quarter 2010, due to the addition of Fayetteville, Granite Wash and Haynesville/Bossier operations added during the year. Fourth quarter 2011 O&M expenses attributable to the Barnett segment totaled $6.6 million, compared to $5.7 million in the same period in 2010, while O&M in the Fayetteville and Granite Wash segments added $3.1 million in the fourth quarter 2011. General and administrative (“G&A”) expenses totaled $6.2 million in the fourth quarter 2011, compared with $9.5 million in the fourth quarter 2010, which included $5.4 million of transaction related costs associated with Crestwood’s acquisition by Crestwood Holdings on October 1, 2010. Depreciation, amortization and accretion (“DA&A”) expense totaled $9.8 million in the fourth quarter 2011, compared with $5.7 million in the fourth quarter 2010, including $3.7 million attributable to acquisitions in 2011.

At December 31, 2011, Crestwood had $512.5 million of debt outstanding, comprised of the $200 million aggregate principal amount of 7.75% fixed-rate senior notes, and $312.5 million of borrowings under its revolving credit facility. The weighted average interest rate of revolving credit facility borrowings was 3.3% at December 31, 2011. Capital spending for the year ended December 31, 2011 totaled $48.4 million (excluding acquisition capital), comprised primarily of growth capital spending of $19.5 million in the Barnett segment, $17.7 million in the Fayetteville segment, $7.7 million in the Granite Wash segment, $1.9 million on the Sabine System and maintenance capital across all systems of $1.4 million. The majority of the growth capital spending in the Barnett segment was used to expand the Alliance gathering system where gathering volumes increased 53% for the full year 2011 over 2010. Growth capital in the Fayetteville segment was primarily used for construction of new gathering laterals and a new delivery pipeline connecting our Prairie Creek gathering system to the Fayetteville Express Pipeline System.

Adjusted net income, adjusted net income per unit, adjusted EBITDA and adjusted distributable cash flow are non-generally accepted accounting principles (“non-GAAP”) financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

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Conference Call

Crestwood will host a conference call for investors and analysts on Tuesday, February 28, 2012, beginning at 9:00 a.m. Central Time, to discuss the fourth quarter 2011 performance. Interested parties may participate in the call by calling 888-312-9865 and entering passcode 6915646. The conference call will also be webcast live and can be accessed through the Investor Relations section on our website at www.crestwoodlp.com.

A replay will be available for 30 days following the conference call by dialing 888-203-1112 and entering the replay passcode 6915646 or through the Investor Relations section on our website.

About Crestwood Midstream Partners LP

Houston, Texas-based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in North Texas, the Fayetteville Shale in Arkansas, the Haynesville/Bossier Shale in Louisiana, the Granite Wash area in the Texas Panhandle and the Avalon Shale area of Southeastern New Mexico. For more information about Crestwood LP, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as wells as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions

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taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per unit data—Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue
Gathering revenue - related party	$26,721	$22,181	$102,427	$77,645
Gathering revenue	10,620	1,584	28,528	5,749
Processing revenue - related party	7,075	6,964	28,798	27,590
Processing revenue	847	562	2,714	2,606
Product Sales	14,027	—	43,353	—

Total revenue	59,290	31,291	205,820	113,590

Expenses
Operations and maintenance	10,138	5,723	36,303	25,702
Product purchases	12,777	—	38,787	—
General and administrative	6,157	9,545	24,153	17,657
Depreciation, amortization and accretion	9,831	5,663	33,812	22,359

Total expenses	38,903	20,931	133,055	65,718

Gain from exchange of property, plant and equipment	—	—	1,106	—

Operating income	20,387	10,360	73,871	47,872
Interest expense	7,692	4,742	27,617	13,550

Income from continuing operations before income taxes	12,695	5,618	46,254	34,322
Income tax provision (benefit)	353	(721)	1,251	(550)

Net income	$12,342	$6,339	$45,003	$34,872

General partner’s interest in net income	$2,792	$749	$7,735	$2,526
Limited partners’ interest in net income	$9,550	$5,590	$37,268	$32,346
Basic earnings (loss) per unit:
Net income per limited partner unit	$0.24	$0.18	$1.00	$1.11
Diluted earnings (loss) per unit:
Net income per limited partner unit	$0.24	$0.18	$1.00	$1.03
Weighted-average number of limited partner units:
Basic	39,527	30,753	37,206	29,070
Diluted	39,641	31,211	37,320	31,316
Distributions declared per limited partner unit
(attributable to the period ended)	$0.49	$0.43	$1.87	$1.66

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CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data—Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$797	$2
Accounts receivable	11,926	1,679
Accounts receivable - related party	27,312	23,003
Prepaid expenses and other	1,935	1,052

Total current assets	41,970	25,736
Property, plant and equipment, net	746,045	531,371
Intangible assets, net	127,760	—
Goodwill	93,628	—
Deferred financing costs, net	16,699	12,890
Other assets	790	630

Total assets	$1,026,892	$570,627

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, accrued expenses and other	$31,794	$2,917
Accrued additions to property, plant and equipment	7,500	11,309
Accounts payable - related party	1,308	4,267
Capital leases	2,693	—

Total current liabilities	43,295	18,493
Long-term debt	512,500	283,504
Long-term capital leases	3,929	—
Asset retirement obligations	11,545	9,877
Partners’ capital
Common unitholders (32,997,696 and 31,187,696 units issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	286,945	258,069
Class C unitholders (6,596,635 and 0 units issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	157,386	—
General partner	11,292	684

Total partners’ capital	455,623	258,753

	$1,026,892	$570,627

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CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands—Unaudited)

	Year End December 31,
	2011	2010
Operating activities:
Net income	$45,003	$34,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,304	21,848
Accretion of asset retirement obligations	508	511
Deferred income taxes	—	(768)
Equity-based compensation	916	5,522
Deferred financing fees, debt issuance costs and other	3,473	4,961
Gain from exchange of plant, property and equipment	(1,106)	—
Changes in assets and liabilities:
Accounts receivable	(7,348)	(270)
Prepaid expenses and other	249	(903)
Accounts receivable—related party	(4,309)	(23,003)
Accounts payable—related party	(2,959)	4,630
Accounts payable, accrued expenses and other	18,600	603

Net cash provided by operating activities	86,331	48,003

Investing activities:
Capital expenditures	(48,405)	(69,069)
Proceeds from exchange of plant, property and equipment	5,943	—
Frontier Gas Acquisition, net of cash acquired	(344,562)	—
Las Animas Acquisition, net of cash acquired	(5,100)	—
Tristate Acquisition, net of cash acquired	(64,411)	—
Distribution to Quicksilver for Alliance Assets	—	(80,276)

Net cash (used in) investing activities	(456,535)	(149,345)

Financing activities:
Proceeds from issuance of senior notes	200,000	—
Proceeds from credit facility	215,200	426,704
Repayments of credit facility	(186,204)	(268,600)
Payments on capital leases	(1,966)	—
Debt issuance costs paid	(6,982)	(13,568)
Proceeds from issuance of Class C units, net	152,671	—
Proceeds from issuance of common units, net	53,550	11,054
Contributions by partners	8,741	—
Distributions to partners	(64,011)	(49,699)
Taxes paid for equity-based compensation vesting	—	(5,293)

Net cash provided by financing activities	370,999	100,598

Net cash increase (decrease)	795	(744)
Cash and cash equivalents at beginning of period	2	746

Cash and cash equivalents at end of period	$797	$2

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

OPERATING STATISTICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Volume Data:
Volumes gathered (MMcf)	60,863	36,520	208,146	125,317
Volumes processed (MMcf)	13,644	11,584	52,613	46,660

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except for per unit data - Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income	$12,342	$6,339	$45,003	$34,872
Items impacting net income:
Gain from exchange of property, plant and equipment	—	—	(1,106)	—
Non-cash compensation (accelerated vesting)	—	3,581	—	3,581
Transition related expenses	219	2,737	3,385	2,737
Non-cash interest expense (write-off of deferred financing costs)	—	1,558	—	1,558
Interest expense (bridge loan fees)	—	—	2,500	—

Adjusted net income	$12,561	$14,215	$49,782	$42,748

Net income per limited partner unit (diluted basis)	0.24	$0.18	$1.00	$1.03
Items impacting net income	0.01	0.25	0.13	0.25

Adjusted net income per limited partner unit (diluted basis)	$0.25	$0.43	$1.13	$1.28

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income from continuing operations	$12,342	$6,339	$45,003	$34,872
Depreciation, amortization and accretion expense	9,831	5,663	33,812	22,359
Income tax provision (benefit)	353	(721)	1,251	(550)
Deferred financing fees, debt issuance costs and other	931	1,638	3,473	4,961
Non-cash equity compensation	65	3,521	916	5,522
Maintenance capital expenditures	(384)	(1,650)	(1,409)	(6,600)

Distributable cash flow	23,138	14,790	83,046	60,564
Items impacting distributable cash flow	219	2,737	4,779	2,737

Adjusted distributable cash flow	$23,357	$17,527	$87,825	$63,301

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Total revenues	$59,290	$31,291	$205,820	$113,590
Operations and maintenance expense	10,138	5,723	36,303	25,702
Product purchases	12,777	—	38,787	—
General and administrative expense	6,157	9,545	24,153	17,657

Adjusted gross margin	30,218	16,023	106,577	70,231
Gain from exchange of property, plant and equipment	—	—	1,106	—

EBITDA	30,218	16,023	107,683	70,231
Items impacting EBITDA	219	6,318	2,279	6,318

Adjusted EBITDA	30,437	22,341	109,962	76,549
Less:
Depreciation, amortization and accretion expense	9,831	5,663	33,812	22,359
Interest expense	7,692	4,742	27,617	13,550
Income tax provision (benefit)	353	(721)	1,251	(550)
Items impacting net income	219	6,318	2,279	6,318

Net income	$12,342	$6,339	$45,003	$34,872

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2012 Adjusted EDITDA Guidance

Reconciliation to Net Income

Adjusted EBITDA	$125 million to $135 million

Depreciation, amortization and accretion expense	$41 million

Interest expense, net	$28 million

Income tax provision	$1 million

Net income	$55 million to $65 million